NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 24, 2006, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 9, 2006 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. In addition to receiving the Common Shares of Goldcorp Inc. as stated in the exercise terms of each Series A Warrant, holders who have exercised their Warrants during the Early Exercise Period will also receive 0.01 of a (New) Warrant (Expiring June 9, 2011) of Goldcorp Inc. for each Series A Warrant exercised. Holders who have NOT exercised their Warrants during the Early Exercise Period will receive 0.005 of a (New) Warrant (Expiring June 9, 2011) of Goldcorp Inc. for each Series A Goldcorp Inc. Warrant held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 12, 2006.